Exhibit 99.1

PRESS RELEASE

SenoRx Reports Revenue Growth of 43.2 Percent in Q4 2007 Compared with Q4 2006

ALISO VIEJO, Calif., February 19 – SenoRx, Inc. (NASDAQ: SENO) today reported financial results for its fourth quarter and year ended December 31, 2007. Revenue for the quarter increased 43.2 percent to $10.3 million, compared with $7.2 million in the fourth quarter of 2006. Full-year revenue in 2007 grew 37.3 percent to $35.0 million compared with 2006.

For the fourth quarter of 2007, gross profit increased 84.0 percent to $5.8 million, or 55.9 percent of revenue, up from $3.1 million, or 43.5 percent of revenue, in the fourth quarter a year ago. SenoRx reported an operating loss for the fourth quarter of $2.9 million, compared with $3.2 million in the same period last year. The operating loss for the quarter included additional administrative expenses of approximately $342,000 incurred during the period associated with being a public company and stock-based compensation expense of $568,000, compared with $223,000 in the fourth quarter of 2006. In addition, sales and marketing expenses in the quarter included significant investment in supporting the pre-launch activities for Contura™ MLB, VisiLoc™ and SenoSonix™.

Net loss for the fourth quarter of 2007 was $4.0 million or 23 cents per share, compared with $3.9 million or $1.66 per share in the same period last year. Included in the results for the fourth quarter was a non-cash charge to non-operating expense of $1.3 million, or 7 cents per share for the quarter and 10 cents per share for the full year (variance due to the difference in average shares used to compute EPS for the year compared with the fourth quarter), related to the retirement of a subordinated debt facility with Escalate Capital, representing the unamortized debt issuance and debt discount costs that would have otherwise been charged to interest expense over the term of this loan facility. Retirement of this loan facility, which carried an interest rate of 11.5 percent per annum and did not carry a prepayment penalty, used approximately $10.3 million in cash, representing the principal balance and accrued unpaid interest. The company had previously announced that it intended to use a portion of its IPO cash proceeds to retire this loan facility prior to the end of 2007.

Lloyd Malchow, SenoRx President and Chief Executive Officer, said “Our fourth quarter results completed a strong finish to an exceptional year for SenoRx. Revenue for the quarter continued to grow strongly, led by a 43.1 percent increase in biopsy disposable revenue over the same period a year ago, and an increase in biopsy capital equipment revenue of more than four times the fourth quarter of 2006.”

For the fiscal year ended December 31, 2007, gross profit grew 65.9 percent to $19.9 million from $12.0 million a year ago. Gross margin in 2007 increased to 56.8 percent, up from 47.1 percent in 2006. Operating loss for the year declined to $9.7 million, compared with $10.4 million last year. Operating results included the impact of additional administrative expenses of approximately $1.3 million incurred during 2007 associated with being a public company and $2.1 million for stock-based compensation expense, compared with $1.1 million for stock-based compensation in 2006. Net loss for 2007 decreased 35.6 percent to $9.9 million, or 75 cents per share, compared with $15.4 million or $6.61 per share in 2006. Net loss for the year included the impact of the $1.3 million, or 10 cents per share, non-cash charge to non-operating expense related to the retirement of the Escalate loan facility during the fourth quarter.

“2007 marked the accomplishment of several key milestones,” continued Malchow. “We maintained our track record of strong revenue growth, improved our gross margin substantially and positioned Contura MLB for its full commercial launch. We achieved strong continuing growth in the installed base of our EnCor systems, which grew to 536 units at the end of 2007, compared with 317 a year ago. Improved leverage of our manufacturing overhead across increased sales volume, ongoing cost reduction as we transition certain component manufacturing to low-cost suppliers, and leverage of our investments in tooling, all contributed to the improvement in gross margin. In addition, we introduced several new product innovations during 2007, including our first commercial sales of Contura MLB, which now establishes SenoRx in the therapeutic segment of the breast care market. We also launched our biopsy products in 10 additional countries through distribution partners.”

“We are very excited about the opportunities for SenoRx in 2008 and beyond,” concluded Malchow. “Initial orders for Contura MLB had expanded to include 34 clinical sites by the end of 2007, prior to the full commercial launch in January 2008. Our business model is focused on the growing market for interventional diagnostic and therapeutic products in breast care, while capitalizing on a consolidating customer base that facilitates efficiencies in sales and distribution and the opportunity to build critical mass with our portfolio of breast care products. We remain disciplined in our commitment to deliver strong ongoing growth through innovation, focus and execution.”

SenoRx finished the year in a strong financial position with cash and short-term securities of $28.0 million. The company also continues to maintain a credit facility that allows it to borrow up to $4.0 million.

2008 Outlook

SenoRx reaffirms its initial estimate for 2008 revenue, which is expected to be in a range of $46 million to $50 million. In addition, SenoRx has estimated that deferred compensation and equity-based compensation expense will range between $2.8 million and $3.2 million for 2008. These ranges could be materially impacted based upon fluctuation in the market price of the company’s common stock. In addition, the company estimates that patent litigation costs related to the complaint recently filed by Hologic could range between $1.4 million to $1.7 million during the year, in part due to the costs associated with defending a preliminary injunction that has been filed by Hologic to stop the sale of Contura MLB.

Conference Call

SenoRx will host a conference call at 8:00 a.m. Pacific Standard Time on Tuesday, February 19. The conference call can be accessed by calling 888-215-6899 (913-312-0977 for international callers) or via the company’s website www.senorx.com.

About SenoRx

SenoRx (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its flagship EnCor® system and Contura™ MLB. SenoRx’s field sales organization serves over 1,000 breast diagnostic and treatment centers in the United States and Canada. With 18 products having received FDA 510(k) clearance across the continuum of breast care, SenoRx is developing additional minimally invasive products for diagnosis and treatment of breast cancer. For more information, visit the company’s website at www.senorx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning expectations of future revenue growth and opportunities, the growing markets for SenoRx’s products, the consolidation of the customer base, the ability to continue to innovate and execute, estimate of litigation costs, SenoRx’s guidance for 2008, and the factors that would impact that guidance are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause SenoRx’s actual results to differ materially from the statements contained herein. SenoRx’s fourth quarter and year-end December 31, 2007 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect SenoRx’s business and its financial results are detailed in its most recent quarterly report on Form 10-Q as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. SenoRx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SENORX, INC.

BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$17,185,259	$7,412,986
Short-term investments	10,764,490	—
Accounts receivable, net of allowance for doubtful accounts of $107,728 and $120,000, respectively	5,421,184	4,241,307
Inventory	6,650,955	4,988,695
Prepaid expenses and deposits	544,276	220,659

Total current assets	40,566,164	16,863,647
Property and equipment, net	1,071,435	1,100,599
Other assets, net of accumulated depreciation of $436,380, and $539,602, respectively	424,649	2,017,079

TOTAL	$42,062,248	$19,981,325

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$2,580,249	$4,122,477
Accrued expenses, including accrued employee compensation of $1,137,889 and $898,190, respectively	2,904,603	2,109,226
Deferred revenue—current	93,888	36,050
Current portion of long-term debt	2,093,346	3,209,621

Total current liabilities	7,672,086	9,477,374
Long-term debt—less current portion	26,820	10,596,147
Warrant liability	—	1,529,250

Total long-term liabilities	26,820	12,125,397
Convertible promissory notes (at fair value)	—	11,960,000
Commitments and contingencies
Stockholders’ Equity (Deficit):
Series A convertible preferred stock—$1.00 par value; 3,000,000 shares authorized, issued and outstanding (2006) (aggregate liquidation value of $3,000,000)	—	3,000,000
Series B convertible preferred stock—$2.50 par value; 3,532,040 shares authorized; 3,523,040 issued and outstanding (2006) (aggregate liquidation value of $8,807,600)	—	8,807,600
Series C convertible preferred stock—$1.96 par value; 19,500,000 shares authorized; 17,861,899 (2006) issued and outstanding (aggregate liquidation value of $35,009,323)	—	35,009,323
Common stock, $0.001 par value—100,000,000 shares authorized; 17,202,395 (2007) and 2,371,002 (2006) issued and outstanding	17,202	2,371
Additional paid-in capital	109,815,612	5,262,394
Deferred compensation	—	(126,658)
Accumulated deficit	(75,469,472)	(65,536,476)

Total stockholders’ equity (deficit)	34,363,342	(13,581,446)

TOTAL	$42,062,248	$19,981,325

SENORX, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	(unaudited)
	2007	2006	2007	2006
Net revenues	$10,308,389	$7,199,058	$35,035,836	$25,508,758
Cost of goods sold	4,540,904	4,064,616	15,123,897	13,506,272

Gross profit	5,767,485	3,134,442	19,911,939	12,002,486
Operating expenses:
Selling and marketing	5,937,447	4,352,119	19,022,994	15,040,566
Research and development	1,658,431	1,456,424	6,353,430	5,322,557
General and administrative	1,094,430	545,518	4,187,133	2,050,450

Total operating expenses	8,690,308	6,354,061	29,563,557	22,413,573

Loss from operations	(2,922,823)	(3,219,619)	(9,651,618)	(10,411,087)
Interest expense	267,265	385,815	1,646,670	998,071
Loss on debt extinguishment	1,264,777	197,339	1,264,777	197,339
Change in fair value of convertible promissory notes and warrant valuation	—	140,000	(990,875)	3,960,000
Interest Income	(456,867)	(31,674)	(1,639,194)	(147,644)

Loss before provision for income taxes	(3,997,998)	(3,911,099)	(9,932,996)	(15,418,853)
Provision for income taxes	—	8,000	—	—

Net loss	$(3,997,998)	$(3,903,099)	$(9,932,996)	$(15,418,853)

Net loss per share-basic and diluted	$(0.23)	$(1.66)	$(0.75)	$(6.61)

Weighted average shares outstanding-basic and diluted	17,156,026	2,345,578	13,308,790	2,332,304

REVENUE BY PRODUCT CLASS

	Three Months Ended December 31,		Years Ended December 31,
	(unaudited)
	2007	2006	2007	2006
Biopsy disposable products	$4,728,620	$3,304,951	$16,215,740	$10,972,421
Biopsy capital equipment products	1,171,614	225,321	3,301,908	1,245,279
Diagnostic adjunct products	4,078,672	3,668,786	14,976,567	13,291,058
Therapeutic disposables	329,483	—	541,621	—

Total	$10,308,389	$7,199,058	$35,035,836	$25,508,758

CONTACT:	SenoRx, Inc.
Lila Churney, Director of Investor Relations
949.362.4800 ext.132